Exhibit 5.1

                           GERALD M. CONDER
                           Attorney At Law
                          466 South 500 East
                      Salt Lake City, Utah 84102
                            (801) 359-8622
                          Fax (801) 359-8995

November 28, 20000

The Board of Directors
KUBLA KHAN, INC.
6990 South Park Centre Drive, Suite 315
Salt Lake City, Utah 84121

Re:   Issuance of Kubla Khan, Inc. Common Stock

Gentlemen:

     I have been retained by Kubla Khan, Inc. (the "Company") in connection with the Company's contemplated offer and sale of up to 75,000 shares of its common stock (the "Common Stock") under Forms SB-2. You have requested that I render an opinion as to whether the Common Stock to be issued upon the terms set forth in the Prospectus will be validly issued, fully paid and non-assessable.

     In connection with this representation I have examined the following:

     1.     Articles of Incorporation, as amended by the Company;

     2.     The Bylaws of the Company; and

     3. Unanimous consents, resolutions and minutes of the Board of Directors.

            I have examined such other corporate records and documents and have made such other examinations as I deemed relevant. I have also relied as to certain matters of fact upon representations made to me by officers and agents of the Company.

     Based upon the above examination, I am of the opinion that the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Utah; and, that the shares of Common Stock to be issued pursuant to the Prospectus, are validly authorized and, when issued in accordance with the terms set forth therein, will be validly issued, fully paid, and non-assessable.

     This letter will act as authorization for utilization of my name in the Prospectus as contained in the Company's SB-2 Registration Statement as filed with the Securities and Exchange Commission on September 19, 2000 and amended on November 28, 2000 and filed with the SEC on November 29, 2000) and for utilization of the Opinion of Counsel and reference to the same in that same registration statement. The issuer may also utilize my name as the attorney authorized to issue the Application for Registration under Utah Code Annotated 61-1-9, and the company is authorized to utilize my name as a correspondent and attorney of record in all other documentation in connection with the application filed with the Utah Securities Division.

Very truly yours,

/s/ Gerald M. Conder

Gerald M. Conder